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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 1) the 1997 Stock Option Plan, 2) the Nonqualified Formula Stock Option Plan for Non-Employee Directors, and 3) the Stock Purchase Program (as amended and restated effective October 18, 1991) of Tandy Brands Accessories, Inc. of our reports dated August 7, 1997, with respect to the consolidated financial statements of Tandy Brands Accessories, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


Fort Worth, Texas                            /s/ ERNST & YOUNG LLP
December 11, 1997